Exhibit 99.1

LENSAR Reports First Quarter 2022 Financial Results and Provides Business Update

First Quarter Revenue Increases 33% Over 2021 Levels

First Quarter Procedure Volume Increases 38% Over 2021 Levels

ORLANDO, Fla. (May 9, 2022) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the quarter ended March 31, 2022 and provided an update on operational initiatives.

“We have started 2022 on an impressive note by achieving more than 30% growth in both revenue and worldwide procedure volumes as compared to the first quarter of last year” said Nick Curtis, Chief Executive Officer of LENSAR. “In addition, we took the first step forward in bringing our next generation innovative and disruptive technology to the marketplace with the FDA’s acceptance of our 510(k) application for the ALLY Adaptive Cataract Treatment System. Surgeons continue to respond with enthusiasm in anticipation of ALLY, as evidenced by the significant number of demonstrations we completed at the recent ASCRS Annual Meeting, more than half of which were with non-LENSAR surgeons. I’m pleased to report that an overwhelming percentage of surgeons, after seeing a demonstration, expressed interest in utilizing ALLY in their practices. The FDA’s substantive review of our application is ongoing and we anticipate launching ALLY, if cleared, this year.”

First Quarter 2022 Financial Results

Total revenue for the quarter ended March 31, 2022 was $9.3 million, an increase of $2.3 million, or 33%, compared to total revenue of $7.0 million for the quarter ended March 31, 2021. The increase was primarily attributable to increased procedure volume as compared to the first quarter of 2021. All individual components of revenue - product, lease, and service - increased from the first quarter of 2021 with product revenue contributing the largest increase.

For the quarter ended March 31, 2022, approximately 89% of revenue was attributable to recurring sources compared to 91% for the quarter ended March 31, 2021. The following table provides information about procedure volume:

	Three Months Ended March 31,
	2022	2021
Procedures	38,901	28,122

Selling, general and administrative expenses for the quarter ended March 31, 2022 were $6.3 million, an increase of $0.3 million, or 4%, compared to $6.0 million for the quarter ended March 31, 2021.

Research and development expenses were $4.8 million and $2.7 million for the quarters ended March 31, 2022 and 2021, respectively, an increase of $2.1 million or 74%. This increase was primarily due to additional costs for the continued development of ALLY and materials purchased for the manufacture of ALLY, which amounted to approximately $2 million.

Net loss for the quarter ended March 31, 2022, was $6.7 million, or ($0.67) per share, compared to net loss of $5.2 million, or ($0.56) per share, for the quarter ended March 31, 2021. Included within operating expenses are stock-based compensation expenses recorded for the quarters ended March 31, 2022 and 2021 of $1.6 million and $2.3 million, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended March 31, 2022 was ($5.8) million, compared with ($4.6) million for the quarter ended March 31, 2021. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense to EBITDA, was ($4.2) million for the quarter ended March 31, 2022 and ($2.2) million for the quarter ended March 31, 2021. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

As of March 31, 2022, the Company had cash and cash equivalents of $29.0 million as compared to $31.6 million at December 31, 2021. Cash utilized in the quarter was $2.6 million and compares to $4.7 million used in the first quarter of 2021. Based on its cash position and operational forecasts, the Company believes it has sufficient cash to fund operations through the expected launch of ALLY and into 2023.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the first quarter results and provide a business update today, May 9, 2022 at 8:30 a.m. ET.

To participate by telephone, please dial (833) 312-1363 (Domestic) or (236) 712-2498 (International). The conference ID number is 3354968. The live webcast can be accessed under “Events & Presentations" in the Investor Relations section of the company's website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until May 23, 2022.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing advanced systems for the treatment of cataracts and the management of visually significant astigmatism as an integral aspect of the cataract procedure. LENSAR has developed its next-generation ALLY™ Adaptive Cataract Treatment System, its first platform to integrate its proprietary imaging with an optimized femtosecond laser and phacoemulsification technology in a single, compact system. ALLY is designed to transform cataract surgery by utilizing LENSAR’s advanced technologies with the ability to perform the entire procedure in an operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes. The Food and Drug Administration has accepted the ALLY 510(k) submission for substantive review.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s development, the future market potential of ALLY™ and the timing of the Company’s anticipated commercial launch. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser System; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain the necessary clearances or approvals for ALLY; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of the LENSAR Laser Systems (including ALLY); the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in its other filings with the SEC, including, but not limited to, its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 to be filed with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended March 31,
(Dollars in thousands)	2022	2021
Net loss	$ (6,674)	$ (5,182)
Less: Interest income	(9)	(18)
Add: Depreciation expense	541	328
Add: Amortization expense	309	313
EBITDA	(5,833)	(4,559)
Add: Stock-based compensation expense	1,607	2,320
Adjusted EBITDA	$ (4,226)	$ (2,239)

 LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Revenue
Product	$ 6,969	$ 5,158
Lease	1,399	1,111
Service	972	774
Total revenue	9,340	7,043
Cost of revenue (exclusive of amortization)
Product	2,694	2,090
Lease	474	251
Service	1,480	808
Total cost of revenue	4,648	3,149
Operating expenses
Selling, general and administrative expenses	6,278	6,035
Research and development expenses	4,788	2,746
Amortization of intangible assets	309	313
Operating loss	(6,683)	(5,200)
Other income (expense)
Other income, net	9	18
Net loss	$ (6,674)	$ (5,182)
Net loss per share:
Basic and diluted	$ (0.67)	$ (0.56)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	9,967	9,187

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$ 28,984	$ 31,637
Accounts receivable, net of allowance of $34 and $47, respectively	3,585	4,638
Notes receivable, net of allowance of $180 and $61, respectively	194	350
Inventories	4,279	6,488
Prepaid and other current assets	1,508	1,700
Total current assets	38,550	44,813
Property and equipment, net	755	756
Equipment under lease, net	7,289	6,690
Notes and other receivables, long-term, net of allowance of $1 and $2, respectively	62	121
Intangible assets, net	10,561	10,870
Other assets	3,082	3,215
Total assets	$ 60,299	$ 66,465
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 2,852	$ 2,694
Accrued liabilities	3,406	4,604
Deferred revenue	989	904
Operating lease liabilities	516	512
Total current liabilities	7,763	8,714
Long-term operating lease liabilities	2,672	2,803
Other long-term liabilities	52	69
Total liabilities	10,487	11,586
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at March 31, 2022 and December 31, 2021; no shares issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at March 31, 2022 and December 31, 2021; 10,985 and 10,990 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	110	110
Additional paid-in capital	133,970	132,363
Accumulated deficit	(84,268)	(77,594)
Total stockholders’ equity	49,812	54,879
Total liabilities and stockholders’ equity	$ 60,299	$ 66,465